Exhibit 99.1

Dreams, Inc. Reports Financial Results

Quarterly Revenue Increased 25% to a Record $18.3 Million

Nine-Month Revenue Increased 21% to a Record $31.2 Million

PLANTATION, FL, February 14, 2006 – Dreams, Inc. (DRMS.OB) announced today its financial results for the third quarter of fiscal year 2006, and the nine-month period ending December 31, 2005. Net income increased 51% to a record $1.6 million for quarter ending December 31, 2005, compared to $1.0 million for the comparable quarter of 2004. For the nine-month period ending December 31, 2005, net income increased to a record $1.2 million compared to $178,000 for the comparable nine-month period of 2004.

Chief Executive Officer Ross Tannenbaum commented, “These were record breaking periods for Dreams, Inc. and we are quite pleased with our results and the ongoing operational improvements made throughout the organization. More importantly, our record financial improvements, the best in the company’s 26- year history, are a testament to the commitment and dedication of all of the associates on the Dream Team.” For the quarter, total revenue rose 25% to $18.3 million, retail operations revenue increased 27% to $12.2 million, manufacturing and distribution revenue increased 22% to $5.5 million and the Internet division’s retail sales rose 29% to $9.6 million, versus the comparable 2004 quarter respectively. For the nine-month period, total revenue increased 21% to $31.2 million, retail operations revenue climbed 27% to $19.1 million, manufacturing and distribution revenue increased 12% to $10.9 million and the Internet division’s retail sales rose 44% to $14.4 million, versus the comparable nine-month period of 2004 respectively.

Additional accomplishments and highlights include:

“We were delighted to announce the exclusive signing of Ben Roethlisberger, superstar quarterback of the Super Bowl Champion Pittsburgh Steelers, to an exclusive autograph deal with Dreams’ memorabilia subsidiary, Mounted Memories,” stated David M. Greene, Dreams’ Senior Vice-President of Strategic Planning. “As part of the agreement, which includes a special selection of Steelers Super Bowl Championship autographed helmets, footballs and limited-edition collectibles, Roethlisberger appeared live on Television only days after the game for a one-hour show offering Super Bowl memorabilia created by Mounted Memories. The results from the national showing were excellent and produced the highest sales for the Company involving shows of this nature”, concluded David M. Greene.

“The New Year ushered in the exclusive signings of two of the NFL’s finest, Troy Polamalu and Chad Johnson, with our memorabilia subsidiary, Mounted Memories.

Troy Polamalu, strong safety for the Super Bowl Champion Pittsburgh Steelers and the only AFC strong safety chosen to play in the Pro Bowl, had 92 tackles, three sacks and two interceptions in the 2005-2006 season. His post-season play has been especially remarkable with 24 tackles and one interception in four hard-fought games.

Chad Johnson, just off his third consecutive year at the Pro Bowl, received the highest number of votes for a wide receiver and was fourth overall in fan voting for this year’s Pro Bowl. Chad has been one of the most popular and visible players for the Cincinnati Bengals and was their leading receiver with 97 receptions for 1,432 yards, averaging 14.8 yards per reception. His celebrations in the end zone are legendary and have generated attention from such high-profile media outlets as USA Today, ESPN, NFL Network and Sports Illustrated.

“In November 2005, Mounted Memories continued its long time support of the 31st Annual Chicago Sun-Times Sports Collection show, providing a lengthy list of top athletes from the past and present to the event. The star-studded parade of athletes on hand to meet and greet fans, sign memorabilia and share stories featured a virtual ‘Who’s Who’ of ‘Hall of Famers’ including Ryne Sandberg and Ron Santo, as well as baseball players Scott Podsednik, Bobby Jenks and Freddy Garcia from the 2005 World Series Champion White Sox; and ‘Hall of Famers’ Tom Seaver, Whitey Ford, Al Kaline and Willie McCovey. Football’s roster of winners included Jim Brown, Frank Gifford, Dick Butkus, Bart Starr and Gale Sayers. Additional athletes and sports celebrities included boxer Joe Frazier and daredevil Evel Knievel.

“In October, Mounted Memories announced the exclusive signing of Chicago White Sox right fielder and 2005 MVP Jermaine Dye. In his first year with the White Sox Jermaine drove in the only run in the fourth and final game of the World Series and catapulted the White Sox to the championship. On December 7, 2005, hundreds of fans greeted and purchased autographed Jermaine Dye and White Sox Championship products during the MVP’s 3 hour appearance at the Company’s Field of Dreams® store located at the Woodfield Mall in Chicago, IL.

“Also in October, the 1980 Philadelphia Phillies celebrated the 25th anniversary of their remarkable achievement – and their only World Series ring – at a reunion held at the Trump Marina in Atlantic City arranged by our corporate sports marketing firm, The Greene Organization. Eighteen members from the celebrated team reunited, courtesy of Mounted Memories, and met with fans signing autographs, posing for photos and talking about their experiences. Pete Rose, Mike Schmidt and Steve Carlton were among the team members that entertained the crowds while fans eagerly purchased Mounted Memories memorabilia including Louisville Slugger bats with all their autographs, road jerseys of selected team members and signature bearing stadium chairs.

“In all, the quarter and nine-months have been a record breaking period for Dreams. We believe our continued efforts to improve and refine operations and infrastructure has enabled us to maintain the highest product quality while maximizing the efficiencies of our multiple distribution platforms. Further, we believe our upward momentum of exclusive signings with top athletes and sports celebrities combined with our growing customer base is a testament to our focus on the integrity of our products, our product line diversity, and the highest level of service. Combined with the energy of the Dream Team, we believe we have produced a winning combination to continue to grow our brands and financial performance,” Tannenbaum concluded.

Financial Highlights:

Third Fiscal Quarter, 2006 (ending December 31, 2005)

Compared to Third Fiscal Quarter, 2005

•	Revenues Increased 25% to $18.3 Million

•	Net Income Increased 51% to $1.60 Million

•	Operating Expenses down to 30.7% of sales

Financial Highlights:

Nine-Month Period 2005 (ending December 31, 2005)

Compared To the Nine-Month Period 2004

•	Revenues Increased 21.4% to $31.2 Million

•	Net Income up nearly seven-fold to $1.21 Million

•	Operating Expenses down to 38.4% of sales

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings – Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Nine Months Ended December 31,		Three Months Ended December 31,
	2005	2004	2005	2004
Revenues	$31,193	$25,746	$18,262	$14,563
Expenses:
Cost of sales	16,578	13,943	9,885	7,881
Operating expense	11,970	10,845	5,569	4,674
Depreciation and amortization	281	244	92	81

Total Expenses	28,829	25,032	15,546	12,636
Income before interest and taxes	2,364	714	2,716	1,927
Interest, net	339	418	102	198

Income before provision for income taxes	2,025	296	2,614	1,729
Income tax expense	811	118	1,046	692

Net Income	$1,214	$178	$1,568	$1,037

Dreams Inc.’s quarterly and year-to-date earnings results press release and financial summary will be available on its website at:

http://www.dreamscorp.com/InvestorInfo/InvestorInfo.aspx

Copies of Dreams, Inc.’s earnings results press release and financial summary will also be made available upon request via fax, email, or postal service mail. To request a copy, contact Dreams, Inc. using the contact information listed below.

About Dreams, Inc.:

Dreams, Inc. (DRMS.OB) sets itself apart from other traditional memorabilia companies with diversified products and services provided through its operating subsidiaries.

Mounted Memories, its wholesale division, is a leader in production of authentic sports and celebrity autographed memorabilia and collectibles.

Field of Dreams, its exclusively licensed franchise system, has retail stores located in 29 premier shopping malls across the country, ten of which are company-owned through Dreams Retail Corporation.

The Greene Organization organizes promotional and personal appearance events for current and former athletes to Corporate America.

Malcolm Farley Art features the artwork of the famous sports and celebrity artist Malcolm Farley.

FansEdge.com and ProSportsmemorabilia.com are the leading providers of licensed sports products and autographed memorabilia via the Internet.

Dreams, Inc. is a publicly traded company under the ticker symbol: DRMS.OB

For further information, please visit our websites:

www.dreamscorp.com

www.mountedmemories.com

www.fieldofdreams.com

www.malcolmfarleyart.com

www.fansedge.com

www.prosportsmemorabilia.com

www.peterose.com

To receive future Dreams Inc. news releases or announcements directly via Email, please register in the Dreams Email Broadcast at:

http://www.dreamscorp.com/InvestorInfo/signUp.aspx

Dreams, Inc. Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams Inc.:

Boardroom Communications

Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: caren@boardroompr.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services; including the uncertainty of consumer’s desires for sports and celebrity memorabilia and the availability of product. Past performance may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.